Exhibit 99(3)

HESS CORPORATION
FIRST QUARTER 2011 ANALYSTS’ CONFERENCE CALL

Introduction

Hello everyone. In my remarks today, I will compare first quarter 2011 results to the fourth quarter of 2010.

Consolidated Results of Operations

The Corporation generated consolidated net income of $929 million in the first quarter of 2011, compared with $58 million in the fourth quarter of 2010. Excluding items affecting the comparability of earnings between periods, the Corporation had earnings of $619 million in the first quarter of 2011 compared with $398 million in the fourth quarter of 2010.

Exploration and Production

Exploration and Production operations had income of $979 million in the first quarter of 2011 compared with $420 million in the fourth quarter of 2010. The first quarter 2011 results include an after-tax gain of $310 million related to the sale of the Corporation’s interests in certain natural gas producing assets in the United Kingdom North Sea.  Fourth quarter 2010 results included an after-tax charge of $51 million from items affecting the comparability of earnings between periods.  Excluding the effect of these items, the changes in the after-tax components of the results are as follows:

Increase
(decrease)
in earnings

Higher selling prices increased earnings by	$231

Lower operating costs, principally DD&A, increased income by	25

Higher exploration expense decreased earnings by	(48)

All other items net to a decrease in earnings of	(10)

For an overall increase in first quarter adjusted earnings of	$198

Our E&P operations were overlifted compared with production, resulting in increased after-tax income in the quarter of approximately $25 million.  The E&P effective income tax rate for the first quarter of 2011 was 42%, excluding items affecting the comparability of earnings between periods.

In March 2011, the government of the United Kingdom proposed increasing the supplementary tax on petroleum operations by an additional 12%.  This supplementary tax is expected to be enacted in the third quarter and will be effective from March 24, 2011.  As a result, we expect to record a charge in the third quarter that will include a provision representing the incremental tax on earnings from the effective date to the date of enactment and a charge to adjust the deferred tax liability in the UK.

HESS CORPORATION
FIRST QUARTER 2011 ANALYSTS’ CONFERENCE CALL

Marketing and Refining

Marketing and Refining operations generated income of $39 million in the first quarter of 2011 compared with a loss of $261 million in the fourth quarter of 2010.

Fourth quarter 2010 results included an after-tax impairment charge of $289 million to reduce the carrying value of our equity investment in HOVENSA.  Refining losses were $48 million in the first quarter of 2011 compared with $19 million in the fourth quarter of 2010, excluding the impact of the impairment. The Corporation’s losses from its equity investment in HOVENSA were $48 million in the first quarter of 2011 compared with $30 million in the fourth quarter of last year, excluding the impairment.

Port Reading reported earnings of $2 million in the first quarter of 2011, down from $11 million in the fourth quarter of 2010.

Marketing earnings were $68 million in the first quarter of 2011 compared with $37 million in the fourth quarter of 2010.  Trading activities generated income of $19 million in the first quarter of 2011 compared with $10 million in the fourth quarter of 2010.

Corporate and Interest

Net Corporate expenses were $28 million in the first quarter of 2011 compared with $43 million in the fourth quarter of 2010.  After-tax interest expense was $61 million in the first quarter of 2011 compared with $58 million in the fourth quarter of 2010.

Consolidated Cash Flows

Turning to cash flow –

Net cash provided by operating activities in the
first quarter, including a decrease of $325 million
from changes in working capital, was	$1,135

Capital expenditures were	(1,082)

Proceeds from the sale of United Kingdom gas producing assets	359

All other items amounted to a decrease in cash of	(52)

Resulting in a net increase in cash and cash equivalents
in the first quarter of	$360

We had $1,968 million of cash and cash equivalents at March 31, 2011 and $1,608 million at December 31, 2010.  Our available revolving credit capacity was $3 billion at March 31, 2011. In April we established a new five-year revolving credit agreement, which increased our credit facility to $4 billion.  Total debt was $5,552 million at March 31, 2011 and $5,583 million at December 31, 2010.  The Corporation’s debt to capitalization ratio at March 31, 2011 was 23.5% compared with 24.9% at the end of 2010.

HESS CORPORATION
FIRST QUARTER 2011 ANALYSTS’ CONFERENCE CALL

Updated 2011 Guidance

I would like to update our 2011 guidance for certain metrics in light of recent events, including the suspension of Libyan production. The anticipated loss of Libyan production for the remainder of 2011 will raise our unit costs and lower our effective tax rate but it is not expected to have a significant adverse impact to net income and cash flow.

Our new guidance for unit costs for the full year is $33.50 to $35.50 per barrel, up from our previous guidance of $29.50 to $31.50 per barrel. E&P cash operating costs are now expected to be in the range of $18 to $19 per barrel and depreciation, depletion and amortization expenses are expected to be in the range of $15.50 to $16.50 per barrel. The higher unit costs are due to the expected loss of low cost Libyan barrels but also include the effect of increases in commodity price-driven production taxes in other geographical areas.

Our new guidance for our 2011 E&P effective tax rate is 38% to 42%, down from our previous guidance of 45% to 49%. The lower tax rate guidance reflects the absence of Libyan production taxed at an effective rate of 93.5% and the effect of the proposed higher UK supplementary tax on oil and gas operations.

This concludes my remarks.  We will be happy to answer any questions.  I will now turn the call over to the operator.

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HESS CORPORATION
FIRST QUARTER 2011 ANALYSTS’ CONFERENCE CALL

Cautionary Note

The forgoing prepared remarks include certain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

Reconciliation of Segment Earnings to Earnings
Excluding Items Affecting Comparability

	First Quarter	Fourth Quarter
	2011	2010

Exploration & Production Segment Results	$979	$420
Items Affecting Comparability
Gain on asset sales	(310)	-
Dry hole costs for 2009 suspended well	-	51

Exploration & Production Income Excluding Items Affecting Comparability	$669	$471

Marketing & Refining Segment Results	$39	$(261)
Items Affecting Comparability
Impairment of equity investment	-	289

Marketing & Refining Income Excluding Items Affecting Comparability	$39	$28